EXHIBIT 99.1

Psychemedics Corporation Reports First Quarter 2024 Financial Results

DALLAS, May 14, 2024 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s leading provider of hair testing for drugs of abuse, today announced financial results for the first quarter ended March 31, 2024.

The Company’s revenue for the quarter ended March 31, 2024, was $5.4 million versus $5.9 million for the quarter ended March 31, 2023, a decrease of 9%. Net loss for the quarter was $0.7 million, or $0.12 per share, compared to a net loss of $0.4 million, or $.07 per share, for the comparable quarter last year.

Brian Hullinger, President, and Chief Executive Officer, stated:

“Although we experienced a decrease in revenues and earnings for the quarter, we remain optimistic about the future. We continue to actively explore new markets and applications for our hair testing solutions. With a renewed focus on client acquisition, we are confident we are positioning the Company first for revenue stabilization and then for growth.”

About Psychemedics Corporation

Psychemedics Corporation is the world’s leading provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods. To learn more, visit www.psychemedics.com.

Use of Forward-Looking Statements

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning future business potential, including revenue stabilization, growth, and new markets and applications for our hair testing solutions, may be “forward looking” statements). Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the changes in U.S. and foreign government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Investor Contact:

Daniella Mehalik
VP of Finance
(800) 628-8073
DaniellaM@psychemedics.com